Exhibit 99.1

Tidewater Reports First Quarter Results For Fiscal 2017 and Announces Conference Call on Wednesday, August 10, 2016 at 10:00 a.m. Central Time

NEW ORLEANS, LA. August 9, 2016 — Tidewater Inc. (NYSE:TDW) announced today a first quarter net loss for the period ended June 30, 2016, of $89.1 million, or $1.89 per common share, on revenues of $167.9 million. For the same quarter last year, net loss was $15.1 million, or $0.32 per common share, on revenues of $304.8 million. The immediately preceding quarter ended March 31, 2016, had a net loss of $81.8 million, or $1.74 per common share, on revenues of $184.2 million.

Included in the net loss for the quarter ended June 30, 2016 were the following:

•	$36.9 million ($36.1 million after-tax, or $0.77 per share) in non-cash asset impairment charges that resulted from impairment reviews undertaken during the June 2016 quarter.
•	$2.7 million ($2.6 million after-tax, or $0.06 per share) of foreign exchange losses, most notably the devaluation of Nigerian nairas relative to the U.S. dollar.
•

$1.1 million ($1.1 million after-tax, or $0.02 per share) of foreign exchange losses which is included in Equity in net losses of unconsolidated companies and related to our Angola joint venture, Sonatide.

Included in the net loss for the prior fiscal year’s quarter ended June 30, 2015 were the following:

•

$15.0 million ($14.0 million after-tax, or $0.30 per share) in non-cash asset impairment charges that  resulted from impairment reviews undertaken during the June 2015 quarter, including write-offs of unreimbursed and/or potentially unrecoverable costs related to cancelled vessel construction contracts and a vessel construction project that is the subject of an on-going arbitration proceeding.

•

$10.2 million ($9.5 million after-tax, or $0.20 per share) of total foreign exchange losses, $6.1 million of which is included in Equity in net losses of unconsolidated companies and related to our Angola joint venture, Sonatide.

Included in the net loss for the preceding quarter ended March 31, 2016 were the following:

•	$55.5 million ($40.7 million after-tax, or $0.87 per share) in non-cash asset impairment charges that resulted from impairment reviews undertaken during the March 2016 quarter.
•

$8.7 million ($8.7 million after-tax, or $0.18 per share) of foreign exchange losses which is included in Equity in net losses of unconsolidated companies and related to our Angola joint venture, Sonatide.

Income tax expense largely reflects tax liabilities in certain jurisdictions that levy taxes on bases other than pre-tax profitability (so called “deemed profit” regimes.)

Status of Discussions with Lenders and Noteholders

The decrease in oil and gas prices that began in the second half of fiscal 2015 and continued throughout fiscal 2016 has led to materially lower levels of spending for offshore exploration and development by the company’s customers globally. In addition, newly constructed vessels have been delivered over the last several years, exacerbating weak vessel utilization. With reduced demand for offshore support vessels along with increased supply, the company has experienced a significant decline in the utilization of its vessels, average day rates received and vessel revenue. The company has implemented a number of significant cost reduction measures to mitigate the effects of significantly lower vessel revenue and, given the currently challenging offshore support vessel market and business outlook, has taken other steps to improve its financial position and liquidity.

At June 30, 2016, the company did not meet the 3.0x minimum interest coverage ratio covenant (the “minimum interest coverage ratio requirement”) contained in its Revolving Credit and Term Loan Agreement (“Bank Loan Agreement”), the Troms Offshore Debt and the 2013 Senior Note Agreement (the “2013 Note Agreement”). Failure to meet the minimum interest coverage ratio requirement would have resulted in covenant noncompliance; however, as discussed in more detail below, limited waivers were received. Noncompliance with this covenant would allow the respective lenders and/or the noteholders to declare the company to be in default of the Bank Loan Agreement, the Troms Offshore Debt and/or the 2013 Note Agreement, as applicable, and accelerate the indebtedness thereunder, the effect of which would be to likewise cause the company’s other Senior Notes, which were issued in 2010 and 2011, to be in default. Please refer to Note (6) of Notes to Consolidated Financial Statements included in Item 1 of the company’s Quarterly Report on Form 10-Q and Note (5) of Notes to Consolidated Financial Statements included in Item 8 of the company’s Annual Report on Form 10-K for additional information regarding the company’s outstanding debt.

Given that the company expected it would not meet the minimum interest coverage ratio requirement set forth in the Bank Loan Agreement, the Troms Offshore Debt and the 2013 Note Agreement during fiscal 2017, which could result in the acceleration of the debt under these agreements and the company’s other Senior Notes, the report of the company's independent registered public accounting firm that accompanied the company’s audited consolidated financial statements for the fiscal year ended March 31, 2016 (the “audit opinion”) contained an explanatory paragraph regarding the company’s ability to continue as a going concern.  Such going concern explanatory paragraph was required because the company’s internal forecast indicated that, within fiscal 2017, the company may no longer be in compliance with the minimum interest coverage ratio requirement.

In addition, the Bank Loan Agreement and the Troms Offshore Debt require that the company receive an unqualified audit opinion from an independent certified public accountant which shall not be subject to a going concern or similar modification. The failure to receive an audit opinion without any modification, in and of itself, is an event of default under these agreements which would allow the lenders to accelerate the indebtedness thereunder, the effect of which would be to likewise cause all of the company’s Senior Notes, which were issued in 2010, 2011 and 2013, to be in default. The explanatory paragraph in the audit opinion also references the audit opinion-related event of default under various borrowing arrangements as an uncertainty that raises substantial doubt about the company’s ability to continue as a going concern. As previously reported, the company obtained limited waivers from the necessary lenders which waived the unqualified audit opinion requirement until August 14, 2016.

Prior to the August 14, 2016 expiry of the limited waiver in regards to the audit opinion, the company obtained limited waivers from the necessary lenders and noteholders which extend the waiver of the unqualified audit opinion requirement and/or waive the minimum interest coverage ratio requirement until September 18, 2016.

As a result of the company’s failure to receive an audit opinion with no modifications from the company’s independent certified public accountants, and because the waivers are for a limited period that is less than one year, all of the company’s indebtedness has been reclassified as a current liability in the accompanying consolidated balance sheet since March 31, 2016.

The company continues to engage in discussions with its principal lenders and noteholders to amend the company’s various debt arrangements in advance of the expiration of the waivers on September 18, 2016.  The company believes that these discussions have been constructive and progress has been made in resolving several important issues, although other important issues remain to be resolved and no assurances can be given that they will be ultimately resolved.  Any such amendments would require successful negotiations with the company’s principal lenders and noteholders, and may  require the company to make certain concessions under the existing agreements, such as providing collateral to secure the Bank Loan Agreement, the Troms Offshore Debt and the Senior Notes, repaying a portion of the indebtedness outstanding under the revolving portion of the Bank Loan Agreement, accepting a reduction in total borrowing capacity under the revolving credit facility, paying a higher rate of interest, issuing some form of equity or equity linked compensation enhancement, paying down a portion of the Troms Offshore Debt and/or Senior Notes, or some combination of the above. In addition, such amendments will need to address the audit opinion requirement of the Bank Loan Agreement and the Troms Offshore Debt (the waiver of which has been extended until September 18, 2016). Obtaining the covenant relief will require the company to reach an agreement that satisfies potentially divergent interests of its principal lenders and noteholders.

If any of its principal lenders or noteholders accelerate the company’s outstanding indebtedness, the company’s multiple borrowings will become immediately payable (as a result of cross default provisions), and the company will not have sufficient liquidity to repay those accelerated amounts. If the company is unable to reach an agreement with its principal lender and noteholders to address the potential defaults, the company would likely seek reorganization under Chapter 11 of the federal bankruptcy laws, which could include a restructuring of the company’s various debt obligations.

The company’s unaudited condensed consolidated financial statements as of and for the quarter ended June 30, 2016 were prepared assuming the company would continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these consolidated financial statements.

Tidewater will hold a conference call to discuss June quarterly earnings on Wednesday, August 10, 2016, at 10:00 a.m. Central time. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-771-4371 if calling from the U.S. or Canada (1-847-585-4405 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 12:00 p.m. Central time on August 10, 2016, and will continue until 11:59 p.m. Central time on August 12, 2016. To hear the replay, call 1-888-843-7419 (1-630-652-3042 if calling from outside the U.S.). The conference call ID number is 43147597.

A simultaneous webcast of the conference call will be available online at the Tidewater Inc. website, (http://www.tdw.com). The online replay will be available until September 10, 2016.

The conference call will contain forward-looking statements in addition to statements of historical fact. The actual achievement of any forecasted results or the unfolding of future economic or business developments in a way anticipated or projected by the Company involve numerous risks and uncertainties that may cause the

Company’s actual performance to be materially different from that stated or implied in the forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Risk Factors” section of Tidewater’s recent Forms 10-Q and 10-K.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

Note: all per-share amounts are stated on a diluted basis.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

Financial information is displayed on the next page.

TIDEWATER INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	June 30,
	2016	2015
Revenues:
Vessel revenues	$162,430	298,313
Other operating revenues	5,495	6,461
	167,925	304,774
Costs and expenses:
Vessel operating costs	108,874	179,281
Costs of other operating revenues	3,903	5,744
General and administrative	37,047	43,953
Vessel operating leases	8,441	8,443
Depreciation and amortization	44,552	45,657
Gain on asset dispositions, net	(5,643)	(7,351)
Asset impairments	36,886	14,958
	234,060	290,685
Operating income (loss)	(66,135)	14,089
Other income (expenses):
Foreign exchange loss	(2,733)	(4,133)
Equity in net losses of unconsolidated companies	(1)	(2,441)
Interest income and other, net	1,176	790
Interest and other debt costs, net	(16,954)	(13,182)
	(18,512)	(18,966)
Loss before income taxes	(84,647)	(4,877)
Income tax expense	3,996	10,287
Net Loss	$(88,643)	(15,164)
Less: Net income (loss) attributable to noncontrolling interests	454	(112)
Net loss attributable to Tidewater Inc.	$(89,097)	(15,052)
Basic loss per common share	$(1.89)	(0.32)
Diluted loss per common share	$(1.89)	(0.32)
Weighted average common shares outstanding	47,067,715	46,981,747
Dilutive effect of stock options and restricted stock	—	—
Adjusted weighted average common shares	47,067,715	46,981,747

TIDEWATER INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and par value data)

	June 30,	March 31,
ASSETS	2016	2016
Current assets:
Cash and cash equivalents	$668,660	678,438
Trade and other receivables, net	201,699	228,113
Due from affiliate	341,966	338,595
Marine operating supplies	32,125	33,413
Other current assets	36,704	44,755
Total current assets	1,281,154	1,323,314
Investments in, at equity, and advances to unconsolidated companies	36,989	37,502
Properties and equipment:
Vessels and related equipment	4,604,215	4,666,749
Other properties and equipment	91,949	92,065
	4,696,164	4,758,814
Less accumulated depreciation and amortization	1,220,728	1,207,523
Net properties and equipment	3,475,436	3,551,291
Other assets	84,279	71,686
Total assets	$4,877,858	4,983,793

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,743	49,130
Accrued expenses	71,967	91,611
Due to affiliate	197,289	187,971
Accrued property and liability losses	3,610	3,321
Current portion of long-term debt	2,041,406	2,045,516
Other current liabilities	63,968	74,825
Total current liabilities	2,431,983	2,452,374
Long-term debt	—	—
Deferred income taxes	41,514	34,841
Accrued property and liability losses	11,254	9,478
Other liabilities and deferred credits	174,112	181,546

Commitments and Contingencies

Equity:
Common stock of $0.10 par value, 125,000,000 shares authorized, issued 47,067,715 shares at June 30, 2016 and 47,067,715 shares at March 31, 2016	4,707	4,707
Additional paid-in capital	168,264	166,604
Retained earnings	2,046,170	2,135,075
Accumulated other comprehensive loss	(6,634)	(6,866)
Total stockholders’ equity	2,212,507	2,299,520
Noncontrolling Interests	6,488	6,034
Total equity	2,218,995	2,305,554
Total liabilities and equity	$4,877,858	4,983,793

TIDEWATER INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(In thousands)

	Three Months Ended
	June 30,
	2016	2015
Net loss	$(88,643)	(15,164)
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities, net of tax of $0 and $0	161	(52)
Amortization of loss on derivative contract, net of tax of $0 and $0	71	179
Change in other benefit plan minimum liability, net of tax of $0 and $0	—	70
Total comprehensive loss	$(88,411)	(14,967)

TIDEWATER INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended
	June 30,
	2016	2015
Operating activities:
Net loss	$(88,643)	(15,164)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,552	45,657
Provision for deferred income taxes	—	64
Gain on asset dispositions, net	(5,643)	(7,351)
Asset impairments	36,886	14,958
Equity in losses of unconsolidated companies, less dividends	108	3,143
Compensation expense - stock-based	1,536	3,219
Changes in assets and liabilities, net:
Trade and other receivables	26,414	40,280
Changes in due to/from affiliate, net	5,947	41,302
Marine operating supplies	1,288	5,250
Other current assets	(4,147)	(10,578)
Accounts payable	4,613	4,227
Accrued expenses	(19,993)	(28,772)
Accrued property and liability losses	289	(209)
Other current liabilities	(6,814)	(6,811)
Other liabilities and deferred credits	(3,212)	708
Other, net	(4,084)	2,774
Net cash provided by (used in) operating activities	(10,903)	92,697
Cash flows from investing activities:
Proceeds from sales of assets	1,234	5,176
Additions to properties and equipment	(7,578)	(92,598)
Refunds from cancelled vessel construction contracts	11,515	24,190
Net cash provided by (used in) investing activities	5,171	(63,232)
Cash flows from financing activities:
Principal payment on long-term debt	(2,324)	(23,662)
Debt borrowings	—	31,338
Cash dividends	—	(11,789)
Other	(1,722)	(936)
Net cash used in financing activities	(4,046)	(5,049)
Net change in cash and cash equivalents	(9,778)	24,416
Cash and cash equivalents at beginning of period	678,438	78,568
Cash and cash equivalents at end of period	$668,660	102,984
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$26,733	22,430
Income taxes	$11,006	17,441
Supplemental disclosure of non-cash investing activities:
Additions to properties and equipment	$2,537	421

TIDEWATER INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(In thousands)

				Accumulated
		Additional		other	Non
	Common	paid-in	Retained	comprehensive	controlling
	stock	capital	earnings	loss	interest	Total
Balance at March 31, 2016	$4,707	166,604	2,135,075	(6,866)	6,034	2,305,554
Total comprehensive loss	—	—	(89,097)	232	454	(88,411)
Stock option activity	—	277	—	—	—	277
Cancellation of restricted stock awards	—	—	192	—	—	192
Amortization/cancellation of restricted stock units	—	1,383	—	—	—	1,383
Balance at June 30, 2016	$4,707	168,264	2,046,170	(6,634)	6,488	2,218,995

Balance at March 31, 2015	$4,703	159,940	2,330,223	(20,378)	6,227	2,480,715
Total comprehensive loss	—	—	(15,052)	197	(112)	(14,967)
Stock option activity	—	186	—	—	—	186
Cash dividends declared ($.25 per share)	—	—	(11,340)	—	—	(11,340)
Amortization of restricted stock units	—	2,456	—	—	—	2,456
Amortization/cancellation of restricted stock awards	(7)	125	—	—	—	118
Balance at June 30, 2015	$4,696	162,707	2,303,831	(20,181)	6,115	2,457,168

The company’s vessel revenues and vessel operating costs and the related percentage of total vessel revenues for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016, were as follows:

	Quarter Ended June 30,				Quarter Ended March 31,
(In thousands)	2016	%	2015	%	2016	%
Vessel revenues:
Americas	$60,608	37%	114,172	38%	63,650	35%
Asia/Pacific	7,921	5%	27,937	9%	9,791	6%
Middle East (A)	24,202	15%	32,253	11%	24,163	13%
Africa/Europe (A)	69,699	43%	123,951	42%	82,444	46%
Total vessel revenues	$162,430	100%	298,313	100%	180,048	100%
Vessel operating costs:
Crew costs	$55,888	34%	92,288	31%	55,549	31%
Repair and maintenance	16,529	10%	37,254	12%	14,280	8%
Insurance and loss reserves	6,996	4%	5,375	2%	(1,230)	(1%)
Fuel, lube and supplies	10,772	7%	18,110	6%	10,366	6%
Other	18,689	12%	26,254	9%	19,181	11%
Total vessel operating costs	108,874	67%	179,281	60%	98,146	55%
Vessel operating margin (B)	$53,556	33%	119,032	40%	81,902	45%

Note (A): During the quarter ended June 30, 2016, the company’s operations in Egypt were transitioned from the company’s previously disclosed Middle East/North Africa operations and included with the company’s previously disclosed Sub-Saharan Africa/Europe operations as a result of management realignments. As such, the company now discloses these new segments as Middle East and Africa/Europe, respectively. The company’s Americas and Asia/Pacific segments are not affected by this change. The new segment alignment is consistent with how the company’s chief operating decision maker reviews operating results for the purpose of allocating resources and assessing performance. Fiscal 2016 amounts have been recast to conform to the new segment alignment.

Note (B): The following table reconciles vessel operating margin as presented above to operating profit (loss) for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016:

	Quarter Ended June 30,		Quarter Ended March 31,
(In thousands)	2016	2015	2016
Vessel operating margin	$53,556	119,032	81,902
General and administrative expenses - vessel operations	(25,916)	(32,800)	(27,045)
Vessel operating leases	(8,441)	(8,443)	(8,337)
Depreciation and amortization - vessel operations	(42,441)	(42,749)	(42,427)
Vessel operating profit (loss)	$(23,242)	35,040	4,093

The company’s other operating loss for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016, consists of the following:

	Quarter Ended June 30,		Quarter Ended March 31,
(In thousands)	2016	2015	2016
Other operating revenues	$5,495	6,461	4,126
Costs of other marine revenues	(3,903)	(5,744)	(3,187)
General and administrative expenses - other operating activities	(638)	(1,139)	(947)
Depreciation and amortization - other operating activities	(1,381)	(1,414)	(1,436)
Other operating loss	$(427)	(1,836)	(1,444)

The company’s operating income (loss) and other components of loss before income taxes, and its related percentage of total revenues for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016, were as follows:

	Quarter Ended June 30,				Quarter Ended March 31,
(In thousands)	2016	%	2015	%	2016	%
Vessel operating profit (loss):
Americas	$(4,326)	(3%)	23,839	8%	11,026	6%
Asia/Pacific	(5,574)	(3%)	1,750	1%	(5,809)	(3%)
Middle East	(33)	(<1%)	4,004	1%	2,427	1%
Africa/Europe	(13,309)	(8%)	5,447	2%	(3,551)	(2%)
	(23,242)	(14%)	35,040	12%	4,093	2%
Other operating loss	(427)	(<1%)	(1,836)	(<1%)	(1,444)	(<1%)
	(23,669)	(14%)	33,204	11%	2,649	1%

Corporate general and administrative expenses	(10,493)	(6%)	(10,014)	(3%)	(8,982)	(5%)
Corporate depreciation	(730)	(1%)	(1,494)	(1%)	(1,388)	(1%)
Corporate expenses	(11,223)	(7%)	(11,508)	(4%)	(10,370)	(6%)

Gain on asset dispositions, net	5,643	3%	7,351	3%	6,692	4%
Asset impairments	(36,886)	(21%)	(14,958)	(5%)	(55,540)	(30%)
Operating income (loss)	$(66,135)	(39%)	14,089	5%	(56,569)	(31%)
Foreign exchange loss	(2,733)	(2%)	(4,133)	(2%)	(1,645)	(1%)
Equity in net losses of unconsolidated companies	(1)	(<1%)	(2,441)	(<1%)	(6,511)	(<4%)
Interest income and other, net	1,176	1%	790	1%	949	1%
Interest and other debt costs, net	(16,954)	(10%)	(13,182)	(4%)	(14,011)	(7%)
Loss before income taxes	$(84,647)	(50%)	(4,877)	(2%)	(77,787)	(42%)

The company’s revenues, day-based vessel utilization percentages and average day rates by vessel class and in total for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016, were as follows:

	Quarter Ended June 30,		Quarter Ended March 31,
	2016	2015	2016
REVENUE BY VESSEL CLASS (In thousands):
Americas fleet:
Deepwater	$40,387	80,152	43,802
Towing-supply	16,879	29,515	16,878
Other	3,342	4,505	2,970
Total	$60,608	114,172	63,650
Asia/Pacific fleet:
Deepwater	$2,590	19,833	4,318
Towing-supply	5,331	8,104	5,473
Other	—	—	—
Total	$7,921	27,937	9,791
Middle East fleet:
Deepwater	$6,038	6,691	5,795
Towing-supply	18,164	25,562	18,368
Other	—	—	—
Total	$24,202	32,253	24,163
Africa/Europe fleet:
Deepwater	$33,289	67,661	40,261
Towing-supply	27,917	41,825	32,822
Other	8,493	14,465	9,361
Total	$69,699	123,951	82,444
Worldwide fleet:
Deepwater	$82,304	174,337	94,176
Towing-supply	68,291	105,006	73,541
Other	11,835	18,970	12,331
Total	$162,430	298,313	180,048
UTILIZATION:
Americas fleet:
Deepwater	41.8%	81.3	45.6
Towing-supply	41.6	64.7	43.6
Other	48.0	45.3	59.5
Total	42.5%	69.6	46.5
Asia/Pacific fleet:
Deepwater	10.2%	45.0	17.4
Towing-supply	53.3	73.4	56.3
Other	—	—	—
Total	33.5%	58.2	38.0
Middle East fleet:
Deepwater	58.8%	64.2	61.3
Towing-supply	67.7	80.3	58.3
Other	—	—	—
Total	65.9%	77.6	58.9
Africa/Europe fleet:
Deepwater	54.7%	69.5	57.0
Towing-supply	46.4	64.4	56.5
Other	52.1	71.1	68.6
Total	51.0%	68.3	60.3
Worldwide fleet:
Deepwater	44.4%	70.7	47.9
Towing-supply	51.6	69.5	53.7
Other	50.2	64.3	65.5
Total	48.6%	68.8	53.6

	Quarter Ended June 30,		Quarter Ended March 31,
	2016	2015	2016
AVERAGE VESSEL DAY RATES:
Americas fleet:
Deepwater	$25,480	28,568	25,795
Towing-supply	16,917	17,289	14,701
Other	8,507	8,796	6,056
Total	$20,368	22,721	19,077
Asia/Pacific fleet:
Deepwater	$22,039	39,268	21,112
Towing-supply	6,595	8,391	6,434
Other	—	—	—
Total	$8,555	18,994	9,278
Middle East fleet:
Deepwater	$15,468	19,085	14,844
Towing-supply	10,167	12,057	11,935
Other	—	—	—
Total	$11,117	13,054	12,524
Africa/Europe fleet:
Deepwater	$15,840	24,469	18,064
Towing-supply	15,085	16,067	14,519
Other	4,713	5,111	3,947
Total	$12,112	15,119	12,016
Worldwide fleet:
Deepwater	$19,622	27,128	20,827
Towing-supply	12,546	14,197	12,683
Other	5,392	5,676	4,309
Total	$13,727	17,379	13,658

The company’s average number of vessels by class and geographic distribution for the quarters ended June 30, 2016 and 2015 and for the quarter ended March 31, 2016:

	Quarter Ended June 30,		Quarter Ended March 31,
	2016	2015	2016
Americas fleet:
Deepwater	42	38	41
Towing-supply	26	29	29
Other	9	12	9
Total	77	79	79
Less stacked vessels	30	13	29
Active vessels	47	66	50
Asia/Pacific fleet:
Deepwater	13	12	13
Towing-supply	17	14	16
Other	1	1	1
Total	31	27	30
Less stacked vessels	17	4	13
Active vessels	14	23	17
Middle East fleet:
Deepwater	7	6	7
Towing-supply	29	29	29
Other	—	—	—
Total	36	35	36
Less stacked vessels	6	2	7
Active vessels	30	33	29
Africa/Europe fleet:
Deepwater	42	44	43
Towing-supply	44	44	44
Other	38	44	38
Total	124	132	125
Less stacked vessels	34	9	24
Active vessels	90	123	101
Active owned or chartered vessels	181	245	197
Stacked vessels	87	28	73
Total owned or chartered vessels	268	273	270
Joint-venture and other	9	10	9
Total	277	283	279

Note (C): Included in total owned or chartered vessels at June 30, 2016 and 2015 and at March 31, 2016, were 89, 38 and 77 vessels, respectively, that were stacked by the company. These vessels were considered to be in service and are included in the calculation of the company’s utilization statistics.

The table below summarizes the various commitments to acquire and construct new vessels, by vessel type, as of June 30, 2016:

(In thousands)	Number of Vessels	Shipyard Location	Delivery Dates	Total Cost	Amount Invested 6/30/16	Remaining Balance 6/30/16
Deepwater:
261-foot PSV	1	International	7/2016
292-foot PSV	1	International	4/2017
300-foot PSV	2	United States	1/2017, 5/2017
Total Deepwater PSVs	4			$181,615	123,696	57,919
Total vessel commitments	4			$181,615	123,696	57,919

Note (D): Six additional option vessels and a fast supply boat are not included in the table above. The company is entitled to receive a refund of prior shipyard payments totaling approximately $17 million which would reduce the remaining balance of vessel commitments.

The table below summarizes by vessel class and vessel type the number of vessels expected to be delivered by quarter along with the expected cash outlay (in thousands) of the various remaining shipbuilding commitments as discussed above:

	Quarter Period Ended
Vessel class and type	09/16	12/16	03/17	06/17
Deepwater PSVs	1	—	1	2
Totals	1	—	1	2
(In thousands)
Expected quarterly cash outlay	$10,139	8,011	6,953	32,816